EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Interstate Hotels & Resorts, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (Nos. 333-118561, 333-107660 and 333-84531) and S-8 (Nos. 333-113229, 333-92109, 333-89740, 333-61731, 333-60545 and 333-60539), of our reports dated March 16, 2007 with respect to the consolidated balance sheets of Interstate Hotels & Resorts, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Interstate Hotels & Resorts, Inc.

McLean, Virginia
March 16, 2007